     EXHIBIT 10.2
Molex Incorporated
2000 Molex Long-Term Stock Plan
Stock Option Agreement
     This Stock Option Agreement (“Agreement”) is between Molex Incorporated, including its subsidiaries and affiliates (collectively “Molex”) and «PARTICIPANT NAME» (“Executive”) and shall be effective as of «GRANT DATE» (“Grant Date”).
     1. Equity Grant. Subject to the provisions set forth herein and the terms of the 2000 Molex Long-Term Stock Plan (“Plan”), the terms of which are incorporated by reference, and in consideration of the agreements of Executive herein provided, Molex grants to Executive a nonqualified stock option (“Stock Option”) to purchase «NUMBER OF SHARES GRANTED» shares of Molex’s Class A Common Stock (“Stock”), at «GRANT PRICE» per share.
     2. Vesting and Expiration. The Stock Option shall vest in accordance with the schedule displayed on your stock option profile on www.netbenefits.fidelity.com and the Stock Option shall expire «EXPIRATION DATE».
     3. Exercise of Stock Option. The Stock Option may be exercised in accordance with the Plan, and in accordance with the practices and procedures of Molex applicable to the exercise of Stock Options.
     4. Effect of Termination of Employment, Death or Disability. The vesting of the Stock Option may be accelerated upon the death, total disablement or retirement of Executive pursuant to the terms of the Plan. The Stock Option will be canceled immediately upon the termination of employment of Executive if such termination is not caused by the Executive’s death, total disablement or retirement pursuant to the terms of the Plan.
     5. Restrictions.
          (a) Non-Compete. In consideration of Molex granting the Stock Option, Executive agrees that during employment with Molex and for two years after separation from service thereof, Executive will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without prior written consent of Molex, engage in any activity with, or provide services to, any person or entity engaged in, or about to engage in, any business activity that is competitive with the business then engaged in by Molex, in any geographic area in which Molex’s business is then conducted. Executive may make or hold any investment in securities of a competitive business traded on a national securities exchange or traded in the over the counter market, provided the investment does not exceed 5% of the issued and outstanding stock of the competitive business.
          (b) Non-Solicitation. During employment with Molex and for two years after separation from service, Executive will not, directly or indirectly, (i) hire, solicit or make an offer to any employee of Molex to be employed or perform services outside of Molex, (ii) solicit for competitive business purposes any customer of Molex; or (iii) solicit, induce or attempt to induce any customer of Molex to cease doing business in whole or in part with or through Molex.
          (c) Competitors. For purposes of this Agreement, the term “competitor” means a person or entity who or which is engaged in a material line of business conducted by Molex in any geographic area in which Molex’s business is conducted (for purposes of this Agreement, “a material line of business conducted by Molex” means an activity generating gross revenues to Molex of more than US$15 million in the immediately preceding fiscal year of Molex).
          (d) Forfeiture. Executive agrees that, if any provision of Sections 5 (a) or (b) is breached as determined by Molex, Executive shall forfeit, upon written notice to such effect from Molex: (i) all right, title and interest to the Stock Option (whether vested or unvested); (ii) any Stock issued upon exercise of the Stock Option then owned by Executive; and (iii) any and all profits realized by Executive pursuant to any sales or transfers of any Stock underlying the Stock Option within the 24 month period prior to the date of such breach. For purposes of this Agreement, “profit” is defined as the difference between the exercise price and the fair market value of the Stock on the exercise date. Additionally, Molex shall have the right to issue a stock transfer order and other appropriate instructions to its transfer agent with respect to the Stock underlying the Stock Option, and Molex further shall be entitled to reimbursement from the Executive of any fees and expenses (including attorneys’ fees) incurred by or on behalf of Molex in enforcing its rights hereunder. By accepting this Stock Option, Executive hereby consents to a deduction from any amounts Molex owes to Executive from time to time (including amounts owed to Executive as compensation as well as any other amounts owed to Executive by Molex) to the extent of any amounts that Executive owes Molex hereunder. Whether or not Molex elects to make any set-off in whole or in part, if Molex does not recover by means of set-off the full amount Executive owes to Molex, calculated as set forth above, Executive agrees to pay immediately the unpaid balance to Molex.
          (e) Injunctive Relief. In addition, Molex shall have the right and remedy to have the provisions of this Agreement enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of Molex, it being acknowledged and agreed that any breach or threatened breach of this Agreement by Executive will cause irreparable injury to Molex and that money damages will not provide an adequate remedy to Molex.
          (f) Blue Penciling. If any provision of Sections 5 (a) or (b), or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
     6. Registration of Stock. Any Stock acquired under the Plan has been registered under the Securities Act of 1933, as amended (the “Act”) or under applicable state securities laws or exemptions thereunder. Executive may sell Stock acquired pursuant to the Plan subject to complying with applicable federal securities laws and rules and Molex’s Insider Trading Policy.

     7. Transferability. The Stock Option granted hereunder are personal to Executive and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except as permitted under the Plan.
     8. Rights as Stockholder. Executive or other person or entity exercising the Stock Option shall have no rights as a stockholder with respect to any Stock covered by the grant until any such Stock has been fully paid and/or issued as provided herein.
     9. Taxes. Molex’s obligation to deliver Stock upon the exercise of a Stock Option shall be subject to Executive’s satisfaction of all applicable federal, state and local income, excise and employment tax withholding requirements.
     10. Continued Employment and Future Grants. Nothing contained in this Agreement shall be construed or deemed under any circumstances to bind Molex to continue the employment of Executive for the period within which the Stock Option may be exercised. Employee acknowledges that his/her right and eligibility to participate in the Plan is solely based upon his or her employment with Molex. Executive further acknowledges that in no circumstances shall Executive be entitled to any compensation for any loss of any right or benefit under the Plan which he/she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise. Additionally, the Stock Option is granted on a purely discretionary basis by Molex; Executive shall not have any legal entitlement to such grant or subsequent grants.
     11. Severability. In the event any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     12. Governing Law. This Agreement shall be administered, construed and governed in all respects under and by the laws of the State of Illinois, without reference to conflicts of laws principles.
     13. Electronic Acceptance. The exercise of the Stock Option is conditioned upon the electronic acceptance by Executive of the terms hereof in the manner established by Molex.
     14. Acknowledgment. Executive acknowledges receipt of a copy of the Plan, the related prospectus, and this Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the grant and agrees to be bound by its contractual terms as set forth herein and in the Plan. Executive hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in the Plan) regarding any questions relating to the grant. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the prospectus and this Agreement, the Plan terms and provisions shall prevail.

     15. Data Transfer and Privacy. Executive acknowledges and agrees to the collection, use, processing and transfer of certain personal data. The Executive understands that Molex may hold certain personal information about the Executive, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the plan (the “Data”). Molex, or its affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. Molex and/or any of it affiliates may further transfer Data to any third parties assisting Molex in the implementation, administration and management of the Plan. The Executive authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan.
     16. Limitation of Liability. Notwithstanding any provisions contained in this Agreement of the Plan, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and/or damages whatsoever and howsoever arising in any event including but not limited to those arising in connection with the Plan or the administration thereof.

Molex Incorporated	Executive

Frederick A. Krehbiel	«PARTICIPANT NAME»
Co-Chairman	(Signed electronically)

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